UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2013

Thermo Fisher Scientific Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8002	04-2209186
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

81 Wyman Street
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 622-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2013, Thermo Fisher Scientific Inc. (the “Company”) entered into a $1.5 billion 5-year credit agreement, as described below. This credit agreement replaced the Company’s existing $1 billion five-year revolving credit agreement (the “Prior Credit Agreement”).

The Credit Agreement (the “Credit Agreement”) is a 5-year senior unsecured revolving facility in the maximum principal amount of $1.5 billion, among the Company, certain Subsidiaries of the Company from time to time party thereto as Designated Borrowers, Bank of America, N.A., as administrative agent and swingline lender, the several banks and other financial institutions or entities from time to time parties thereto (initially consisting of Bank of America, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., BNP Paribas, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG, New York Branch, HSBC Bank USA, National Association, Morgan Stanley Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, Bank of China, New York Branch, ING Bank N.V., Dublin Branch, Key Bank National Association, U.S. Bank, National Association, Intesa Sanpaolo S.p.A., Nordea Bank Finland plc, The Bank of Nova Scotia, Citibank, N.A., Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and The Bank of New York Mellon) as lenders, and Bank of America, N.A., Barclays Bank PLC, JPMorgan Chase Bank, N.A. and certain other lenders as L/C Issuers. Terms used in this Form 8-K and not defined herein shall have the meanings ascribed to them in the Credit Agreement, which is attached to this Form 8-K as Exhibit 10.1.

The proceeds of the Credit Extensions may be used to repay all obligations under the Prior Credit Agreement and for working capital purposes, capital expenditures, acquisitions, repurchases of stock, debentures and other securities, the refinancing of present and future debt and other general corporate purposes. If no Default or Event of Default has occurred, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus a margin of 0.900% to 1.700% based on the Company’s Debt Ratings, (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus a margin of 0.000% to 0.700% based on the Company’s Debt Ratings, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus a margin of 0.000% to 0.700% based on the Company’s Debt Ratings. In addition, the Company has agreed to pay a facility fee equal to a rate between 0.100% and 0.300% per year based on the Company’s Debt Ratings times the actual daily amount of the Aggregate Commitments quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after July 25, 2013.

The Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, fundamental changes, dispositions of property and transactions with affiliates. The Credit Agreement also requires that the Company maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than (i) prior to the date that the acquisition by the Company, directly or indirectly through one or more of its Subsidiaries, of all of the equity interests of Life Technologies Corporation is consummated pursuant to the Acquisition Agreement (the “Adjusted Financial Covenant Date”), 3.5 to 1.0, (i) for any fiscal quarter ending during the period from the Adjusted Financial Covenant Date to the day prior to the date that is six months after the Adjusted Financial Covenant Date, 5.5 to 1.0, (ii) for any fiscal quarter ending during the period from the date that is six months after the Adjusted Financial Covenant Date and until the day prior to the date that is twelve months after the Adjusted Financial Covenant Date, 4.5 to 1.0, (iii) for any fiscal quarter ending during the period from the date that is twelve months after the Adjusted Financial Covenant Date and until the day prior to the date that is eighteen months after the Adjusted Financial Covenant Date, 4.0 to 1.0 and (iv) for any fiscal quarter ending during the period from the date that is eighteen months after the Adjusted Financial Covenant Date and until the Maturity Date, 3.5 to 1.0. Following the occurrence of the Adjusted Financial Covenant Date, the Company must also maintain a minimum interest coverage ratio of 3.0 to 1.0.

The obligations of the Designated Borrowers under the Credit Agreement are guaranteed by the Company. In accordance with the terms of the Credit Agreement, the Company executed a Company Guaranty, dated as of July 25, 2013 (the “Guaranty”), in favor of Bank of America, N.A. and the Lenders. The form of the Guaranty is included as Exhibit F to the Credit Agreement.

The foregoing descriptions of the Credit Agreement and the Guaranty do not purport to be complete statements of the parties’ rights under such agreements and are qualified in their entirety by reference to the full text of the Credit Agreement (including exhibits) which is filed as Exhibit 10.1 hereto.

Item 1.02 Termination of a Material Definitive Agreement.

On July 25, 2013, the Prior Credit Agreement was terminated and replaced by a five-year unsecured revolving credit facility. The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: July 26, 2013	By:	/s/ Seth H. Hoogasian
		Name:	Seth H. Hoogasian
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated July 25, 2013, among the Company, certain Subsidiaries of the Company from time to time party thereto, Bank of America, N.A., and each lender from time to time party thereto.